Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS SECOND QUARTER OPERATING RESULTS

— Results Reflect Increased Clinical Development Activity —

IRVINE, CA (August 11, 2008) — Cortex Pharmaceuticals, Inc. (AMEX: COR, http://www.cortexpharm.com) reported a net loss of $3,947,000, or $0.08 per share for the quarter ended June 30, 2008 compared with a net loss of $2,850,000, or $0.07 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the quarters ended June 30, 2008 and 2007 totaled approximately $339,000 and $416,000, respectively.

For the six months ended June 30, 2008, Cortex reported a net loss of $8,318,000, or $0.17 per share compared to a net loss of $6,734,000, or $0.17 per share for the corresponding prior year period. Non cash stock-based compensation charges for the six months ended June 30, 2008 and 2007 were approximately $746,000 and $1,069,000, respectively.

Operating results for the three and six months ended June 30, 2008 reflect increased clinical development expenses, including costs related to the company’s two Phase IIa human clinical trials of AMPAKINE® CX717 as a potential acute treatment for respiratory depression.

As recently reported, top-line results from the first clinical study demonstrated that a single oral dose of 2100mg of CX717 has positive effects on respiratory depression induced by alfentanil, a pain-relieving opiate. The primary performance measures for the study were derived from a re-breathing procedure that measured the breathing response of the subject to increased CO2 levels in the presence of the opiate. The primary measure, the minute expiratory volume (VE) at 55mgHg CO2 (VE55), was reversed by 2100mg of CX717 in comparison to placebo (p<0.03).

A second study is evaluating whether CX717 may prevent the respiratory depression induced by alfentanil, while preserving that opiate’s desired pain relieving effects. Studies of CX717 in animal models by Dr. John Greer at the University of Alberta have shown that AMPAKINE compounds do not interfere with the analgesic effects of opiates. The clinical phase of the second study has been completed. Related data management and analysis is underway and results are expected to be available in the next few weeks.

Cortex has also initiated human clinical trials for a new compound, CX1739, which was developed from the company’s new series of “low impact” AMPAKINE compound patents. Assuming that the Phase I studies with this compound are successful, Cortex plans to pursue CX1739 as a potential treatment for Attention Deficit Hyperactivity Disorder in efficacy trials slated for the second half of 2009.

On the balance sheet, Cortex’s cash and marketable securities as of June 30, 2008 totaled approximately $10,500,000, a decrease of approximately $3,500,000 from the end of the prior quarter.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with Schering-Plough (formerly N.V. Organon) for the treatment of schizophrenia and depression In December 2006, Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. However, Servier retained the rights to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Schering-Plough or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—
Operating expenses (A):
Research and development	3,132	2,010	6,554	5,002
General and administrative	944	962	2,081	1,997

Total operating expenses	4,076	2,972	8,635	6,999

Loss from operations	(4,076)	(2,972)	(8,635)	(6,999)
Interest income, net	129	122	317	265

Net loss	$(3,947)	$(2,850)	$(8,318)	$(6,734)

Loss per share:
Basic and diluted	$(0.08)	$(0.07)	$(0.17)	$(0.17)
Shares used in computing per share amounts
Basic and diluted	47,559	40,018	47,551	39,149
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$214	$265	$484	$725
General and administrative	125	151	262	344

	$339	$416	$746	$1,069

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets:
Cash and cash equivalents	$4,131	$4,021
Marketable securities	6,369	13,263
Other current assets	208	247

	10,708	17,531
Furniture, equipment and leasehold improvements, net	901	851
Other	47	47

Total assets	$11,656	$18,429

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses — current	$2,536	$1,727
Deferred rent liability — long-term	—	25
Stockholders’ equity	9,120	16,677

Total liabilities and stockholders’ equity	$11,656	$18,429

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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